UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 6, 2018

           Tapestry, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-16153	52-2242751
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

    10 Hudson Yards, New York, NY 10001
(Address of principal executive offices) (Zip Code)

        (212) 594-1850
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced in a Current Report on Form 8-K filed on November 6, 2018 with the U.S. Securities and Exchange Commission (the “SEC”), Kevin Wills, the Chief Financial Officer of Tapestry, Inc. (the “Company”), notified the Company that he would be resigning.  Mr. Wills’ last day with the Company will be February 8, 2019 (the “Separation Date”).

On December 6, 2018, the Human Resources Committee of the Company’s Board of Directors (the "Committee") determined that, provided Mr. Wills executes a separation and release agreement with the Company (the “Separation Agreement”), the second tranche of the restricted stock units granted to Mr. Wills on March 6, 2017 (the “March 2017 RSUs”) will remain eligible to pro rata vest through the Separation Date on March 6, 2019, in accordance with the terms and conditions of the award agreement.  The terms and conditions of the March 2017 RSUs are disclosed in the Company's Proxy Statement filed with the Securities and Exchange Commission on September 29, 2017, under "Compensation Discussion and Analysis-Fiscal Year 2017 Compensation-Long Term Incentive Plan." All of Mr. Wills’ other unvested outstanding restricted stock units, performance restricted stock units and stock options shall be automatically forfeited on the Separation Date.  Pursuant to the Separation Agreement, Mr. Wills will also be required to repay to the Company a gross amount of $500,000, which is a portion of the sign-on cash bonus he received upon his appointment to Chief Financial Officer.

Although the foregoing constitutes a summary of the material terms of the Separation Agreement, it does not constitute a complete summary of all terms of the Separation Agreement, which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 7, 2018

TAPESTRY, INC.

By:	/s/ Todd Kahn
Todd Kahn
President, Chief Administrative Officer, Chief Legal Officer and Secretary